EXHIBIT 10.2

HARDINGE INC.

EMPLOYMENT AGREEMENT

                                EMPLOYMENT AGREEMENT dated as of March 3, 2008 (the “Agreement”), between HARDINGE INC., a New York corporation (the “Company”) and EDWARD J. GAIO (the “Executive”).

                                WHEREAS, the Company desires to engage the Executive to provide services pursuant to the terms of this Agreement and the Executive desires to accept such engagement.

                                NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                1.             EFFECTIVENESS OF AGREEMENT AND EFFECTIVE DATE

                                This Agreement shall become effective as of the date hereof.  For purposes of this Agreement, the term “Effective Date” shall mean March 3, 2008.

                                2.             EMPLOYMENT AND DUTIES

                                2.1           General.  The Company hereby employs the Executive as, and the Executive agrees to serve as, Vice President and Chief Financial Officer, upon the terms and conditions herein contained.  The Executive shall perform such duties and services for the Company as may be designated from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company.  The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and the Chief Executive Officer of the Company.

                                2.2           Exclusive Services.  Except as may otherwise be approved in advance by the Board or the Chief Executive Officer of the Company, the Executive shall devote his full working time throughout the Employment Term (as defined in Section 2.3) to the services required of him hereunder.  The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.  During the Employment Term, the Executive will not be employed with any other person or entity, or be self-employed, without the prior written approval of the Board or the Chief Executive Officer of the Company.

                                2.3           Term of Employment.  The Executive’s employment under this Agreement shall commence as of the date hereof and shall terminate on the earlier of (i) the second anniversary of the Effective Date or (ii) termination of the Executive’s employment pursuant to this Agreement; provided, however, that the term of the Executive’s employment shall be automatically extended without further action of either party for additional one year periods unless written notice of either party’s intention not to extend (a “Non-Renewal Notice”)

has been given to the other party hereto at least 60 days prior to the expiration of the then effective term.  The period commencing as of the Effective Date and ending on the second anniversary of the Effective Date or such later date to which the term of the Executive’s employment shall have been extended is hereinafter referred to as the “Employment Term”.  Notwithstanding the foregoing, in the event of a Change in Control (as defined in Section 5.6) occurring during the Employment Term, the Employment Term shall be extended so that it terminates on the second anniversary of the date of the Change in Control, provided, however, the Employment Term will not be so extended if the Executive has given a Notice of Non-Renewal prior to the occurrence of the Change of Control.

                                2.4           Reimbursement of Expenses.  Unless otherwise agreed to by the Executive and the Company, the Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

                                3.             ANNUAL COMPENSATION

                                3.1           Base Salary.  From the Effective Date, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $205,000.00 per annum, payable in accordance with the Company’s payroll practices.  Subject to the Executive’s rights under Section 5.2, Base Salary is subject to increase or decrease, from time to time, in the sole and absolute discretion of the Board.  Once changed, such amount shall constitute the Executive’s annual Base Salary.

                                3.2           Annual Review.  The Executive’s Base Salary shall be reviewed by the Board, based upon the Executive’s performance not less often than annually.

                                3.3           Discretionary Bonus.  After the Effective Date, the Executive shall be entitled to such bonus, if any, as may be awarded to the Executive from time to time by the Board in the sole and absolute discretion of the Board.

                                4.             EMPLOYEE BENEFITS

                                The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company for, or made available to, its executives generally.

                                5.             TERMINATION OF EMPLOYMENT

                                5.1           Termination Events.

                                                5.1.1.       By the Company.  The Company may terminate the Executive’s employment at any time for Cause (as hereinafter defined), without Cause, or upon the Executive’s Permanent Disability (as hereinafter defined).

                                                5.1.2.       By the Executive.  The Executive may terminate his employment at any time for Good Reason (as hereinafter defined) or without Good Reason.

                                5.2           Termination Without Cause; Resignation for Good Reason.

                                                5.2.1  Prior to a Change in Control.  If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company without Cause, or the Executive resigns from his employment hereunder for Good Reason, in either case at any time prior to a Change in Control, the Company shall continue to pay the Executive the Base Salary (at the rate in effect immediately prior to such termination) for the greater of (i) 6 months or (ii) the remainder of the Employment Term (such period being referred to hereinafter as the “Severance Period”), at such intervals as the same would have been paid had the Executive remained in the active service of the Company.  In addition, if the Executive elects to continue his health insurance coverage in the applicable Company plan pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended, then the Company shall pay for such coverage during the Severance Period, provided, however, that (i) the Executive shall be responsible for paying such portion of the applicable health insurance premium as the Company requires from executive employees under the applicable Company plan, and (ii) the Company’s obligation to pay for such coverage during the Severance Period will terminate if, during the Severance Period, the Executive becomes eligible to receive health insurance coverage from another source at a cost to the Executive that is equal to, or less than, the Executive’s cost under the Company Plan.  The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as  determined in accordance with the terms of the employee benefit plans or programs of the Company.  In the event of the Executive’s death during the Severance Period, Base Salary continuation payments under this Section 5.2.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

                                If, during the Severance Period, the Executive breaches his obligations under Section 8 of this Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in this Section 5.2.1.

                                The Company’s obligation to make the Base Salary continuation and health insurance payments described in this Section 5.2.1 shall be subject to the following conditions: (i) within twenty-one (21) days after the effective date of termination or resignation, the Executive shall have executed and delivered to the Company a Termination Agreement and Release (“Release”) in the form of Exhibit A attached hereto, and (ii) the Release shall not have been revoked by the Executive during the Executive during the revocation period specified therein.  If the Executive fails to deliver a fully executed Release to the Company before expiration of such twenty-one (21) day period, or such release is revoked as permitted therein, then the Company will have no obligation to make any of the payments specified in this Section 5.2.1.

                                                5.2.2        Following a Change in Control.  If , prior to the expiration of the Employment Term, (a) the Executive’s employment is terminated by the Company without Cause, or the Executive terminates his employment hereunder for Good Reason, in either case at any time following a Change in Control or (b) the Executive resigns from his employment her for any reason at any time later than six months following a Change in Control, the Company shall pay to the Executive a lump sum cash payment equal to 1.5 times the sum of (i) his Base Salary (at the rate in effect immediately prior to such termination or, if higher, as in effect immediately prior to the Change in Control) and (ii) his average annual bonus earned during the three fiscal years immediately preceding the Change in Control.  In addition, the Executive shall be entitled to continue to participate for a period of three years following such termination in all employee welfare benefit plans that the Company provides and continues to provide generally to its executive employees (or, if the Executive is not entitled to participate in any such plan under the terms thereof, in a comparable substitute arrangement provided by the Company).  The Company shall reimburse the Executive for any premiums or other expenses incurred by the Executive with respect to his participation and that of any of his dependents in any such employee benefit welfare plan.

                                5.3           Termination for Cause; Resignation Without Good Reason.  If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall (subject to Section 5.2.2) be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation.  Subject to Section 5.2.2, the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

                                5.4           Cause.  Termination for “Cause” shall mean termination of the Executive’s employment by the Company because of:

(i)            any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement or any Company policy or procedure and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach;

(ii)           the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

(iii)          an act of moral turpitude, dishonesty or fraud by, or criminal conviction of, the Executive which in the determination of the Board would render his continued employment by the Company damaging or detrimental to the Company;

(iv)          any misappropriation of Company property by the Executive; or

(v)           any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

                                5.5           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior written consent):

(i)            a decrease in the Executive’s Base Salary or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

(ii)           the Company’s failure to assign to the Executive duties that are generally consistent with the Executive’s position and title;

(iii)          a material diminution in benefits provided by the Company to the Executive except for a diminution applicable to substantially all of the Company’s senior executives;

(iv)          the Company’s requiring the Executive to relocate to an office or location more than 50 miles from the Company’s facilities in Elmira, New York;

(v)           a failure or refusal of any successor company to assume the Company’s obligations under this Agreement; or

(vi)          the Company’s breach of any term of this Agreement and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach.

                                5.6           Change in Control.  For purposes of this Agreement, the term “Change in Control” shall mean and shall be deemed to occur if and when:

(i)            an offeror (other than the Company) purchases securities of the Company pursuant to a tender or exchange offer for such securities which represent 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           any person (as such term is used in Sections 13 (d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan of the Company or any person or entity appointed or established pursuant to any such plan, hereafter becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any such securities held by such person as trustee or other fiduciary of an employee benefit plan of the Company;

(iii)          the membership of the Board changes as the result of a contested election or elections, so that a majority of the individuals who are directors at any particular time were proposed by persons other than (a) directors who were members of the Board immediately prior to a first such contested election (“Continuing Directors”) or (b)

directors proposed by the Continuing Directors and were initially elected to the Board as a result of such a contested election or elections occurring within the previous two years; or

(iv)          the shareholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company’s assets, or a plan of partial or complete liquidation.

6.             DEATH OR DISABILITY

In the event of termination of employment by reason of death or Permanent Disability, the Executive (or his estate, as applicable) shall be entitled to Base Salary and benefits determined under Sections 3 and 4 through the date of termination.  Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder.  For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

7.             MITIGATION OF DAMAGES

The Executive shall be required to mitigate the amount of any Base Salary continuation payment provided for in Section 5.2.1 by seeking other employment, and any such payment will be reduced by any amounts which the Executive receives or is entitled to receive from another employer or from self-employment during the Severance Period.  In fulfilling the requirements of this section, Executive need not expend his full time and efforts in pursuing other employment and a good faith and earnest pursuit of such employment shall be deemed to have fulfilled such requirements.  The Executive shall promptly notify the Company in writing in the event that other employment is obtained during the Severance Period.

8.             CONFIDENTIALITY; NONSOLICITATION; NONCOMPETITION

8.1           Confidentiality.  The Executive covenants and agrees with the Company that he will not any time during the Employment Term and thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates.  The term “confidential information” includes information not previously made generally available to the public or to the trade by the Company’s management, with respect to the Company’s or any of its subsidiaries’ or affiliates’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities, but shall exclude any information which is or becomes generally available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 8.1.  The Executive will be released of his obligations under this Section 8.1 to the extent the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that the Executive provides the Company with prompt written notice of such requirement.

8.2           Acknowledgment of Company Assets.  The Executive acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, vendors and employees, and that such goodwill is valuable property of the Company.  The Executive further acknowledges that to the extent such goodwill will be generated through the Executive’s efforts, such efforts will be funded by the Company and the Executive will be fairly compensated for such efforts.  The Executive acknowledges that all goodwill developed by the Executive relative to the Company’s customers, vendors and employees shall be the sole and exclusive property of the Company and shall not be personal to the Executive.  Accordingly, in order to afford the Company reasonable protection of such goodwill and of the Company’s confidential information, the Executive agrees as follows:

8.2.1.       Nonsolicitation.  For so long as the Executive is employed by the Company, and continuing for two years thereafter if termination of employment occurs for any reason prior to a Change in Control, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of the Company or any of its subsidiaries; (ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated to the general knowledge of the Executive or the public to become a customer or client) of the Company or any of its subsidiaries; or (iii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person who is employed by the Company or its subsidiaries or induce such person to terminate his or her employment with the Company or its subsidiaries.

8.2.2.       No Competing Employment.  For so long as the Executive is employed by the Company, and continuing for one year thereafter if termination of employment occurs for any reason prior to a Change in Control, the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 1% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated to the general knowledge of the Executive or the public to become a competitor) of the Company or any of its subsidiaries.

8.3           Exclusive Property.  The Executive confirms that all confidential information is and shall remain the exclusive property of the Company.  All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive.  Upon termination of the Executive’s employment with the Company for any reason, the Executive promptly deliver to the Company all of the following that are in the Executive’s possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its affiliates, and (ii) all documents and other materials, in whatever form, which include confidential information or which otherwise relate in whole or in part to the present or prospective business of the Company or its affiliates, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

8.4           Injunctive Relief.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required specifically to enforce any of the covenants in this Section 8.  If for any reason, it is held that the restrictions under this Section 8 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 8 as will render such restrictions valid and enforceable.

8.5           Communication to Third Parties.  The Executive agrees that Company shall have the right to communicate the terms of this Section 8 to any third parties, including but not limited to, any prospective employer of the Executive.  The Company waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 8.

8.6           Independent Obligations.  The provisions of this Section 8 shall be independent of any other provision of this Agreement.  The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the enforcement of this Section 8 by the Company.

8.7           Non-Exclusivity.  The Company’s rights and the Executive’s obligations set forth in this Section 8 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

9.             CERTAIN PAYMENTS

Notwithstanding anything in this Agreement to the contrary, if any amounts due to the Executive under this Agreement and any other plan or program of the Company constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986,

as amended (the “Code”)), then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times his “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00.  The determination to be made with respect to this Section 9 shall be made by an accounting firm jointly selected by the Company and the Executive and paid by the Company, and which may be the Company’s independent auditors.

10.           MISCELLANEOUS.

10.1         Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

                                                Hardinge Inc.

                                                One Hardinge Drive

                                                Elmira, New York  14902-1507

                                                Telecopier No. (607) 734-2353

                                                Attention:  Mr. J. Patrick Ervin

                                To the Executive:

Edward J. Gaio

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

10.2         Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3         Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties.  Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

10.4         Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the subject matter hereof.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

10.5         Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefits plans, if any.

10.6         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

HARDINGE INC.

By

Name:	J. Patrick Ervin
Title:	Chairman of the Board, President
and Chief Executive Officer

Edward J. Gaio

State of New York	)
	: ss	.
County of Chemung	)

On the          day of                               , in the year 2008, before me, the undersigned, a Notary Public in and for said state, personally appeared J. PATRICK ERVIN, residing at                                                                                         , the Chairman of the Board, President and Chief Executive Officer of HARDINGE INC., personally known to me, or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument, and he acknowledged to me that he executed the same in his capacity and that, by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument on behalf of said corporation.

Notary Public

State of	)
	: ss	.
County of	)

                                On the          day of                               , 2008, before me, the undersigned, personally appeared EDWARD J. GAIO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and he acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT A

HARDINGE INC.

TERMINATION AGREEMENT AND RELEASE

In consideration of the payments and benefits to be provided to me by Hardinge Inc. (the “Company”) pursuant to Section 5.2.1 of the Employment Agreement between the Company and me dated March 3, 2008 (the “Employment Agreement”), I agree as follows:

1.             Termination.  My employment with the Company is terminated effective                          and I will not thereafter apply for employment with the Company.

2.             Release.  On behalf of myself and my heirs, successors executors, administrators, trustees, legal representatives, agents and assigns, I fully and forever release and discharge the Company, its subsidiaries, divisions and affiliates and its and all of their predecessors, successors, assigns, directors and officers (collectively “Released Parties”) from any and all claims, demands, suits, causes of action, obligations, promises, damages, fees, covenants, agreements, attorneys’ fees, debts, contracts and torts of every kind whatsoever, known or unknown, at law or in equity, foreseen or unforeseen, which against the Released Parties I ever had, now have or which I may have for, upon or by reason of any matter, cause or thing whatsoever relating to or arising from my employment with the Company or the termination thereof, specifically including, but not limited to, all claims under the following:  the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers’ Benefit Protection Act of 1990; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; §§ 120 and 241 of the New York State Workers’ Compensation Law; any contract of employment, express or implied; and any and all other federal, state or local laws, rules or regulations.

I hereby waive the right to receive any personal relief (i.e. monetary or equitable relief) as a result of any lawsuit or other proceeding brought by the EEOC or any other governmental agency, based on or related to any of the matters from which I have released the Released Parties. I also will take all actions necessary, if any, now or in the future, to make this Release effective, including seeking and obtaining any necessary governmental or court approval.

The foregoing release shall not operate to release the Company from its obligations to make payments and provide benefits as provided under Section 5.2.1 of the Employment Agreement.

In connection with the foregoing release (i) I acknowledge that the payments and benefits under Section 5.2.1 of the Employment Agreement are good and sufficient consideration to which I would not otherwise be entitled but for my execution and delivery to the Company of this instrument, (ii) I acknowledge that I have been advised by the Company to consult with an attorney before signing this instrument, (iii) the Company has allowed me at least twenty-one (21) days from the date I first receive this instrument to consider it before being required to sign it and return it to the Company, and (iv) I may revoke this instrument, in its entirety, within seven (7) days after signing it by delivering written notice of such revocation to the Company on or before 5:00 p.m. on the seventh day of such revocation period.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the          day of                       .

Edward J. Gaio

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